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                                                                   EXHIBIT 10.22

                               JAMES E. GILLERAN
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 1, 1994 by and between The San Francisco Company (the "Company"), Bank of San Francisco (the "Bank") (collectively, the "Employer"), and JAMES E. GILLERAN ("Executive").

                               R E C I T A L S:

     A. The Employer desires to employ Executive to serve as Chairman of the Board and Chief Officer of the Company and Chairman of the Board and Chief Executive Officer of the Bank, and the Boards of Directors of the Company and the Bank have approved the Employer's employment of Executive.

     B. Executive hereby accepts such employment on the terms and conditions set forth in this Agreement.

                              A G R E E M E N T:

     1. Agreement to Employ. Subject to the terms and conditions contained herein, the Employer hereby employs Executive and Executive hereby accepts employment by the Employer.

     2. Term of Employment. The term shall be for three (3) years commencing on October 1, 1994, and ending, unless terminated earlier, September 30, 1997 (the "Expiration Date").

     3. Position and Duties/Authority of Executive. During the term of this Agreement, Executive shall hold the positions of Chairman of the Board and Chief Executive Officer of the Bank. Executive shall perform such additional duties and responsibilities, consistent with the foregoing positions as may be assigned to Executive from time to time by the respective Boards of Directors of the Employer acting with reasonable discretion and in accord with the scope of this Agreement.

     4. Place of Employment. Executive's principal place of employment shall be 550 Montgomery Street, San Francisco, California. While discharging his duties and responsibilities hereunder, Executive may be required to travel from time to time and, as a result, be temporarily absent from his place of employment.

     5. Devotion of Time to Business. Except as provided below, Executive shall devote his best efforts and ability, and

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attention to the business and affairs of the Employer and to performing the duties and responsibilities set forth herein on behalf of the Employer. Notwithstanding any language herein to the contrary, Executive shall be entitled to devote time to charitable, political and civic activities and speaking engagements, and Executive shall be permitted to serve on the boards of directors of other companies which do not directly compete with the Employer provided such activities do not have a material, adverse effect on Executive's performance hereunder.

     6.  Confidential Information/Trade Secrets.

     a. In performing his duties under this Agreement, Executive will have access to and become acquainted with information concerning the Employer's operations, including financial, personnel, marketing, and other information and customer lists that are owned by the Employer and regularly used in the Employer's business, and such information is confidential and constitutes trade secrets of the Employer.

     b. Executive will not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person, or use them in any way, except as required in the course of his employment hereunder.

     c. The unauthorized use or disclosure of any of the Employer's confidential information/trade secrets (including without limitation information concerning current or future proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in use, and any descriptions thereof) constitute unfair competition.

     d. Any violation by Executive of any of the provisions of this paragraph would result in irreparable injury to the Employer, and the Employer shall be entitled to injunctive relief to prevent or terminate such violation.

     e. This paragraph shall not apply to any information that becomes generally known to or available for use by the public other than as a result of Executive's acts.

     f. The covenants set forth in this paragraph shall survive termination of this Agreement for a period of one year; provided, however, that with respect to the Employer's customer lists and relationships, such period shall be two years.

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     7.  Compensation to Executive.

     a. Salary and Benefits. Subject to the terms and conditions contained herein, throughout the term of this Agreement, Executive shall be entitled to receive the following salary and benefits from the Employer:

          i) Annual Base Salary. The Employer shall pay to Executive as compensation for his services an Annual Base Salary of Two Hundred and Fifty Thousand Dollars ($250,000) in such intervals as other salaried executives of the Employer are presently paid (but in no case less frequently than monthly). The Annual Base Salary shall be paid subject to all federal, state and local rules for payment, deduction and withholding of taxes. The Annual Base Salary shall be increased prospectively to Three Hundred Thousand Dollars ($300,000) upon the conclusion of the Company's third consecutive profitable quarter after the date of this Agreement.

          ii) Annual Performance Bonus. For each calendar year, Executive and the boards of directors of the Company and the Bank shall establish reasonable goals for such year which, if met, will result in a bonus payable to Executive from 0% to 100% of his base salary in cash. With respect to the Bank, such goals shall be based upon positive performance criteria which will include asset quality, resolution of problem assets, core deposit growth, pre-tax earnings (not including any earnings related to tax loss carry forwards or similar tax attributes), capital adequacy, liability management, liquidity, and leadership and oversight of the management of the Company and the Bank.

          iii) Special Incentive. The Employer shall pay to Executive a one-time bonus of $150,000 at such time subsequent to a regulatory examination that the boards of directors of the Company and the Bank determine, respectively, that the condition of the Company and the condition of the Bank (as measured by its capital, assets, management, earnings and liquidity) are satisfactory.

     b. Retirement Plan. The Employer shall provide Executive with retirement benefits, including any Section 401(k) Plan, under which the Employer provides retirement or similar benefits to the other Company or Bank Employees. The Company currently sponsors The San Francisco Company 401(k) Plan. Executive's participation in the Section 401(k) Plan shall begin as of July 1, 1995.

     c. Benefits. The Employer shall, during the term of this Agreement, make available to Executive the following:

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          i)  insurance coverage and benefits according to its existing health plans;

          ii) group term life insurance, accidental death and dismemberment insurance, and long-term group disability insurance, all in accordance with the Employer's existing plans; and

          iii)  vacation of four weeks per year.

     d. Expense Account. The Employer will require Executive to incur travel, lodging, meal, entertainment, and similar expenses. The Employer shall advance or promptly reimburse Executive for all expenses reasonably incurred by Executive in the performance of his duties for which Executive furnishes the Employer with adequate records and other documentary evidence as required by applicable federal and state laws and regulations.

     e.  Stock Options.

          i) The Board of Directors of the Company has adopted an Executive Stock Option Plan (the "Stock Plan") under which Executive shall be eligible to receive options to purchase shares of the Company's Class A Common Stock, and the Company has reserved shares for issuance under the Stock Plan and shall grant options under the Stock Plan to Executive to purchase five percent (5)% of the shares of the Company's Class A Common Stock. The options shall be granted effective on October 1, 1994, and the option price shall be $5.68 per share. Thirty-three and one-third (33 1/3) of such options shall vest on each anniversary of this Agreement until all such options are vested. Once vested, such options shall be exercisable for a period of ten (10) years from the date of grant.

          ii) Additional options (the "anti-dilution options") shall be granted to Executive from time to time at the then current fair market value and in such amounts as to assure that Executive's options and shares previously issued to Executive upon exercise of options will comprise not less than five percent (5%) of the fully diluted number of shares of all classes of the Company's Common Stock (i.e., the sum of the number of shares of all classes of Common Stock issued and outstanding, plus the number of shares of all classes of Common Stock subject to options, warrants, conversion rights and all other outstanding rights to purchase any class of shares of Common Stock). Such additional options shall be granted at the fair market value at the date of grant. The antidilution options shall vest on the schedule set forth above, except that notwithstanding such vesting schedule options granted on account of options,

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     warrants, conversion rights or other rights to purchase Common Stock shall not be exercisable unless and until Common Stock is issued upon the
     exercise of such   rights. The Company shall have no obligation to grant
     Executive any antidilution options with respect to any dilutive events occurring after the completion of the next public offering by the Company of its Common Stock.

     f. Other Benefits. The Employer shall provide Executive with such other pension, health and welfare benefits as it may from time to time offer to other senior executives in the ordinary course of its business, or as may be reasonably required or necessary for him to perform his duties.

     8.  Termination.

     a. Termination by the Employer for Cause. The Employer may terminate Executive's employment at any time for "cause." For the purpose of the Employer's termination of this Agreement, the term "cause" shall include any of the following:

          i) Adjudication of Executive's guilt in connection with the commission of a felony or a misdemeanor involving moral turpitude (excluding traffic violations);

          ii) Good faith finding by the Employer's Boards of Directors of Executive's theft, conversion, misappropriation, or embezzlement of any assets of the Employer;

          iii) Executive's (A) habitual neglect of his duties, (B) failure to obey the lawful directions of the Boards of Directors of the Employer that do not contravene regulations or regulatory policies, guidelines, agreements or orders, or (C) conduct that has a direct, substantial and adverse effect on the Employer's reputation, in each case, after written notice and adequate opportunity to cure any such asserted neglect, failure or conduct; or

          iv) Good faith finding by the Employer's Boards of Directors that Executive's performance of his duties resulted in a material deterioration in the condition of the Company or the Bank, provided that such deterioration is not the result of conditions either existing on the date of Executive's employment or external to the Company and the Bank and beyond Executive's control.

     b.  Termination without Cause.

          i) The Employer may terminate Executive's employment without "cause" or without cause under "Special Circumstances" at any time subject only to the provisions of

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     paragraph 9.d. In addition, the Employer may allow this Agreement to expire on the Expiration Date under "Special Circumstances" subject only to the provisions of paragraph 9.f.

     ii) Special Circumstances shall exist where, after a reasonable period of time from the date hereof, the Boards of Directors of the Employer make a good faith determination that Executive's actions have directly precluded the improvement of the Employer's financial condition. The Employer and Executive acknowledge that (A) the Employer is presently a distressed institution the survival of which is in question, (B) the resolution of nonperforming assets and similar remedial action may have a further negative impact on the Employer's earnings and capital, (C) events and circumstances beyond the direct control of Executive may also have a negative impact on the Employer's financial condition, such as the inability of the Employer to raise additional capital, (D) Executive may implement or recommend to the Boards of Directors of the Employer courses of action that will initially have a negative impact on the earnings and capital of the Employer, such as the resolution of litigation and employment related settlements and (E) directions and policies of the Employer's Boards of Directors may negatively impact the Employer's earnings and capital. The Employer's termination or permitted expiration of this Agreement as a result of any of the foregoing, any other circumstances beyond the direct control of Executive, or any action reasonably undertaken by Executive shall not be under "Special Circumstances."

     c. Termination for Death. Executive's employment shall terminate upon Executive's death.

     d. Termination for Disability. The Employer may terminate Executive's employment upon the disability of Executive. As used herein, the term "disability" shall mean sickness or physical or mental disability that renders Executive unable to perform a substantial portion of more than ninety (90) days in any twelve (12) month period.

     e. Notice of Termination. If the Employer desires to terminate Executive's employment under this Agreement, whether or

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not for cause, the Employer shall deliver a notice of termination in writing to
Executive (the "Notice of Termination"). The Notice of Termination shall specify whether the termination is (A) for cause (in which case the conduct of Executive or the Employer giving rise to the termination shall be specified), (B) for death, (C) for disability, (E) without cause, or (F) without cause under Special Circumstances (in which case the conduct of Executive giving rise to the termination shall be specified). The Notice of Termination shall specify an effective date of termination (the "Termination Date") on or after the date notice is given.

     9. Effect of Termination. Upon the termination of this Agreement by either party, the parties shall comply with the following obligations and duties:

          a. Termination for Cause. If the Employer terminates Executive's employment for cause:

             i) Annnual Base Salary. The Employer shall on the Termination Date pay Executive Executive's Annual Base Salary through the Termination Date.

             ii) Reimbursement Expenses. The Employer shall, on the Termination Date, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

             iii) Vesting of Stock Options. All of the stock options granted to Executive which have vested as of the Termination Date shall be retained by Executive and shall be exercisable in accordance with the Stock Plan, and any unvested options shall be forfeited.

          b. Termination for Death. If Executive's employment is terminated as a result of Executive's death:

             i) Annual Base Salary. The Employer's obligation to pay Executive's salary shall terminate upon his death.

             ii) Reimbursable Expenses. The Employer shall, within thirty (30) days following the date of Executive's death, pay Executive's estate all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

             iii)  Annual Performance Bonus.  The Employer shall, within thirty
        (30) days following the date of death, pay Executive's estate Executive's Annual Performance Bonus at a rate of fifty percent (50%) of Bonus Plan prorated by

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        the number of full months served during the current Bonus Plan year.

             iv) Vesting of Stock Options. All of the stock options granted to Executive which are vested or are scheduled to vest on the next vesting date shall be immediately vested and shall be exercisable by Executive's estate in accordance with paragraph 7.e., and unvested options shall be forfeited.

          c.  Termination for Disability.

             i) Annual Base Salary. The Employer shall pay Executive Executive's Annual Base Salary through Termination Date.

             ii) Reimbursable Expenses. The Employer shall, within thirty (30) days following the Termination Day, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

             iii)  Annual Performance Bonus.  The Employer shall, within thirty
        (30) days following the Termination Date, pay Executive Executive's Annual Performance Bonus at a rate of fifty percent (50%) of Bonus Plan prorated by the number of full months served during the current Bonus Plan year.

             iv) Vesting of Stock Options. All of the stock options granted to Executive which are vested or are scheduled to vest on the next vesting date shall be immediately vested and shall be exercisable in accordance with paragraph 7.e., and unvested options shall be forfeited.

          d. Termination without Cause. If the Employer terminated Executive's employment without cause:

             i) Annual Base Salary. The Employer shall, on the Termination Date, pay Executive his Annual Base Salary through the Termination Date. In addition, the Employer shall, on the Termination Date, pay Executive an additional one (1) year of Annual Base Salary, provided, however, that (A) if such termination is without cause under Special Circumstances, such payment shall be of an additional six (6) months of Annual Base Salary, (B) such payment shall be subject to applicable statutory or regulatory restrictions, and (C) no such payment shall be made for so long as the Federal Reserve or the Federal Deposit Insurance Corporation determines that the Employer is in an unsafe or unsound financial condition.

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             ii)  Reimbursable Expenses.  The Employer shall, on the Termination
        Day, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

             iii) Annual Performance Bonus. The Employer shall, on the Termination Date, pay Executive Executive's Annual Performance Bonus at a rate of fifty percent (50%) of Bonus Plan prorated by the number of full months served during the current Bonus Plan year. In addition, the Employer shall, on the Termination Date, pay Executive an additional one
        (1) year of Annual Performance Bonus based on achievement of Bonus Plan at fifty percent (50%), provided, however, that (A) if such termination is without cause under Special Circumstances, such payment shall be based on achievement of Bonus Plan at twenty-five (25%), (B) such payment shall be subject to applicable statutory or regulatory restrictions, and (C) no such payment shall be made for so long as the Federal Reserve or the Federal Deposit Insurance Corporation determines that the Employer is in an unsafe or unsound financial condition.

             iv) Vesting of Stock Options. All of the stock options granted to Executive shall vest immediately, and shall be exercisable in accordance with paragraph 7.e.

          e. Voluntary Termination by Executive. If Executive terminates this Agreement voluntarily:

             i) Annual Base Salary. The Employer shall, within three (3) days following the Termination Date, pay Executive Executive's Annual Base Salary through the Termination Date.

             ii) Reimbursable Expenses. The Employer shall, within thirty (30) days following the Termination Date, pay Executive all reimbursable expenses for which expense reports have been provided to the Employer in accordance with the Employer's policy.

             iii) Vesting of Stock Options. All of the stock options granted to Executive which have vested as of the Termination Date shall be retained by Executive and shall be exercisable in accordance with the Stock Plan, and any unvested options shall be forfeited.

          f. Expiration of the Term of the Agreement. If Executive's employment terminates upon the Expiration Date:

             i) Annual Base Salary. The Employer shall on the Expiration Date pay Executive Executive's Annual Base Salary through the Expiration Date. In addition, the

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     Employer shall pay Executive an additional one (1) year of Annual Base
     Salary, provided, however, that (A) if such expiration is under Special Circumstances, the Employer shall so notify Executive and such payment shall be of an additional six (6) months of Annual Base Salary, (B) such payment shall be subject to applicable statutory or regulatory restrictions, and (C) no such payment shall be made for so long as the Federal Reserve or the Federal Deposit Insurance Corporation determines that the Employer is in an unsafe or unsound financial condition. Such additional salary shall be payable twice a month in equal installments over the twelve (12) months commencing as soon as such amount is payable. The foregoing notwithstanding, no such additional salary whatsoever shall be paid if either (A) Executive's employment continues past the Expiration Date on terms and conditions agreed in writing by the Employer and the Executive, or (B) the Employer offered to extend Executive's employment under this Agreement for a period of one (1) year on the same terms and conditions.

               ii)   Reimbursable Expenses.  The Employer shall, within thirty
     (30) days following the Expiration Date, pay Executive all reimbursable expenses for which expense reports have been provided in accordance with the Employer's policy.

               iii) Annual Performance Bonus. The Employer shall, on the Expiration Date, pay Executive's Annual Performance Bonus for the year which the Boards determine has been earned through the Expiration Date.

               iv) Vesting of Stock Options. All of the stock options granted to Executive which have vested as of the Expiration Date shall be retained by Executive and shall be exercisable in accordance with paragraph 7.e., and any unvested options shall be forfeited.

               v) Other. Executive shall be entitled to no other compensation or benefits upon expiration of this Agreement.

     10.  Indemnification of Executive.

          a. Pre-Execution Actions and Events. Notwithstanding any other provision to the contrary contained in this Agreement, the Employer shall indemnify, defend at its expense, and hold Executive entirely harmless against and from any claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever, including without limitation reasonable attorneys' fees, which Executive may suffer, sustain, incur or otherwise become subject to either directly or indirectly as a result of any claim, controversy, dispute, legal action or


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proceeding whatsoever arising from actions taken by the Employer or events relating to the business of the Bank or the Company occurring prior to the execution of this Agreement.

          b.   Post-Execution Actions and Events.
Notwithstanding any other provision to the contrary contained in this Agreement, the Employer shall indemnify, defend at its expense, and hold Executive entirely harmless against and from any claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever, including without limitation reasonable attorneys' fees, which Executive may suffer, sustain, incur or otherwise become subject to either directly or indirectly as a result of any claim, controversy, dispute, legal action or proceeding whatsoever arising from actions taken by the Employer or events relating to the business of the Bank or the Company occurring subsequent to the execution of this Agreement, other than any such claim, demand, cause of action, judgment, loss, liability, damage, cost or expense whatsoever which is directly and substantially due to Executive's misconduct or gross negligence. Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal banking agency, the Bank or the Company may only reimburse, indemnify or hold harmless Executive if the Bank is in compliance with any applicable statute, rule, regulation or policy of the Federal Deposit Insurance Corporation, Federal Reserve Board, or the California State Banking Department regarding permissible indemnification payments.

          c. Payment of expenses. In the event the Employer is obligated hereunder to defend and indemnify Executive and in the event Executive is required to retain independent legal counsel, other experts or professionals or should incur any cost himself in connection with Paragraph 10.b. above, the Employer shall promptly pay such expenses as incurred.

          d. Survival of Indemnification. The obligations of the Employer under this paragraph 10 to indemnify Executive shall survive the expiration or termination of this Agreement.

     11. Insurance. The Employer agrees to make reasonable efforts to maintain director's and officer's liability insurance in an amount of not less than $2,000,000 for each occurrence for the benefit of Executive. In the event that the Employer is unable to maintain such insurance and: (i) such event occurs before Executive commenced his employment hereunder, this Agreement shall not be effective and neither party shall be obligated hereunder, (ii) such event occurs after Executive commences his employment hereunder, Executive shall have the right for a period of thirty (30) days after any such event to treat such event as termination without cause under Paragraph 9.d. above; provided, however, that Executive shall not have such


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right if such event is directly and substantially due to Executive's action or inaction.

     12.  General provisions.

          a. Binding on Successors. Subject to any restrictions stated in any other provision of this Agreement, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns.

          b. Partial Invalidity/Severability. Should any of the provisions of this Agreement be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

          c. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings and agreements.

          d. Amendments; Waivers. No provision of this Agreement may be changed, waived, modified, discharged or terminated, except by a written instrument executed by the parties hereto.

          e. Notices. Any notice to be given under this Agreement shall be in writing and shall be deemed effective only when hand-delivered or when delivered by overnight courier, or three (3) days after the date postmarked if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          If to the Employer:

               The San Francisco Company &
               Bank of San Francisco
               550 Montgomery Street
               San Francisco, California 94111
               Attn:  Boards of Directors

          If to Executive:

               James E. Gilleran
               947 Lake Street
               San Francisco, California 94118

          f. Attorney's Fees and Costs. The Employer shall bear all of the costs and expenses, including attorney's fees, incurred by both parties in the negotiation and drafting of this Agreement. In the event of a dispute regarding this Agreement,


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

the prevailing party in any arbitration or litigation shall be entitled to its reasonable legal fees and costs.

          g. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

          h. Title and Headings. Title and heading to paragraphs, subparagraphs and sub-subparagraphs of this Agreement are for the purpose of reference only and shall not affect the interpretation of this Agreement.

          i. Regulatory Approval. This Agreement is subject to and shall not become effective until any required approval or non-disapproval of the employment of Executive by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the California State Banking Department has been obtained.

          j. Insolvency. The terms and conditions of the Agreement shall in no way be binding on the FDIC, or any successor agency, in the event the Bank is determined to be insolvent and becomes subject to a receiver, conservator or liquidator.

          k. Resolution of disputes. Any and all disputes relating to the performance of interpretation of this Agreement, or termination of the employment relationship, shall be resolved exclusively by binding arbitration before the Judicial Arbitration & Mediation Service ("JAMS") in San Francisco.

          l. Conflicts. The Employer and Executive are aware of the Conflict of Interest provisions of Section 87400 et. seq. of the Government Code. To his knowledge, with the exception of a proceeding related to a proposed transaction involving a purchase of interests in the partnership that holds the lease on the building occupied by the Company and the Bank, Executive has not in the past participated in any proceeding related to the Employer which is still outstanding within the meaning of Section 87401(b) of the Government Code. The Employer's Boards of




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Directors and Executive will not in the future take any action that would violate Section 87400 et. seq. of the Government Code.

          IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed as of the day and year first above written.


                                   THE SAN FRANCISCO COMPANY


                                   By:
                                       ------------------------------

                                   BANK OF SAN FRANCISCO


                                   By:
                                       ------------------------------

                                   EXECUTIVE:


                                   --------------------------------
                                   James E. Gilleran





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